EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-105195 of OMI Corporation on Form S-3 of our report dated February 4, 2003 (except for Note 5 and the first paragraph of
Note 17 and Note 18, as to which the dates are March 14, 2003, March 14, 2003 and November 21, 2003, respectively), appearing in the Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.

                                               /s/ Deloitte & Touche LLP
                                               -------------------------
                                               DELOITTE & TOUCHE LLP
                                               New York, New York

                                               December 15, 2003